Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-230904, and 333-227639) of our reports dated April 14, 2022, except for the effects of the restatement discussed in Note 1A, Note 12, Note 13, and Note 19 to the consolidated financial statements, as to which is the date is May 23, 2022. Our reports include explanatory paragraphs as to the Company’s ability to continue as a going concern, and an emphasis of matter paragraph regarding the risks and uncertainties related to the Company’s digital asset activities, with respect to our audit of the consolidated financial statements of Sysorex, Inc. and subsidiaries as of and for the years ended December 31, 2021 and 2020, included in this Form 10-K/A.

/s/ Friedman LLP
New York, New York
June 1, 2022